UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   October 31, 2005

IMAGEWARE SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California	001-15757	33-0224167
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

10883 Thornmint Road San Diego, CA		92127
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (858) 673-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.                                    Entry into a Material Definitive Agreement.

On October 31, 2005, we entered into a Change of Control and Severance Benefits Agreement (the “Agreement”) with Mr. Charles AuBuchon, our Vice President of Sales.

The Agreement has a three year term, commencing on October 31, 2005.  Subject to the conditions and other limitations set forth in the Agreement, Mr. AuBuchon will be entitled to the following severance benefits if we terminate his employment without cause (as defined in the Agreement) prior to the closing of any change of control transaction (as defined in the Agreement): (i) a lump sum cash payment equal to six months of base salary; and (ii) continuation of Mr. AuBuchon’s health insurance benefits until the earlier of six (6) months following the date of termination, the date on which he is no longer entitled to continuation coverage pursuant to COBRA or the date that he obtains comparable health insurance coverage.

In the event that the Mr. Aubuchon’s employment is terminated within the twelve months following a change of control (as defined in the Agreement), he is entitled to the severance benefits described above, plus his stock options will immediately vest and become exercisable.

Mr. Aubuchon’s eligibility to receive severance payments or other benefits upon his termination is conditioned upon him executing a general release of liability.

The foregoing description of the Agreement is qualified in its entirety by reference to the complete terms of the Agreement, which is filed herewith as Exhibit 10.1.

ITEM 9.01.                                    Financial Statements and Exhibits.

(c) Exhibits

10.1                           Change of Control and Severance Benefits Agreement, dated October 31, 2005, by and between Charles AuBuchon and Imageware Systems, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGEWARE SYSTEMS, INC.,
a California corporation

Date: November 3, 2005	By:	/s/	Wayne G. Wetherell
Wayne G. Wetherell
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Change of Control and Severance Benefits Agreement, dated October 31, 2005, by and between Charles AuBuchon and Imageware Systems, Inc.